Amendment No. 1 to Escrow Agreement


This Amendment No. 1 to Agreement (this "Amendment") is dated as of September _22_, 2000 (the "Amendment Date"), between Mag-Well Inc. (the "Entity") and The Chase Manhattan Bank (the "Escrow Agent") (f/k/a Chase Bank of Texas, National Association).

     WHEREAS, Entity and Escrow Agent have entered into that certain Escrow Agreement, dated March 21, 2000 (the "Agreement"), pursuant to which the Escrow was established;

     WHEREAS, Section 23 of the Agreement provides that the Agreement may be amended by an instrument in writing executed by the Entity and Escrow Agent;

     NOW,  THEREFORE,  in  consideration of the mutual  covenants  and
conditions   herein   contained,   and   other   good   and   valuable
consideration, the parties hereto agree as follows:

     1. Amendments to Agreement. Effective as of the Amendment Date, the Agreement is hereby amended as follows:

        (a) From and after the Amendment Date, Section 14 of the Agreement hereby is deleted from the Agreement.

Except as provided in this Amendment, the terms of the Agreement shall remain in full force and effect.


The Chase Manhattan Bank

By: /s/ Greg Campbell

Name: Greg Campbell

Title: Assistant Vice President & Trust Officer


Mag-Well Inc.

By: /s/ William W. Dillard, Jr.

Name: William W. Dillard, Jr.

Title: President